Fund Compliance & Services LLC

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective January 15, 2008, between FUND COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 450 Wireless Boulevard, Hauppauge, NY 11788 (“FCS”), and DUNHAM  FUNDS, a registered investment company organized as a Delaware business trust, located at 10251 Vista Sorrento Parkway, Suite 200, San Diego, CA 92121 (the "Trust"), on behalf of each portfolio series listed on the attached Appendix A (each a “Fund” and collectively “Funds”).

I.   SCOPE OF SERVICES

FCS will provide compliance services to the Trust as set forth herein and assist  the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”).

A. Evaluation of Internal Control Structure

1.

FCS will perform an evaluation of the Trust’s internal control structure, no less frequently than annually.

2.

The results of this review and any recommended changes will be incorporated in the CCO’s annual report to the Trust’s Board.

B. Compliance Manual

1.  FCS will prepare a compliance manual for the Trust and the CCO will present it to the Board of Trustees of the Trust (the “Board”) for approval.

C. Ongoing Monitoring and Board Reporting

1.  The Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

2.  The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those polices and procedures since the date of the last report, and any material changes to the polices and procedures recommended as a result of the annual review, and each Material Compliance Matter as defined in Rule 38a-1 of the 1940 Act.

II. STAFFING

Under the terms of this Agreement, FCS will provide the services of Michael J. Wagner, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund of the Trust.  In addition, FCS will provide support staff to Mr. Wagner to assist him in all aspects of his duties under this Agreement.  Mr. Wagner will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. Mr. Wagner will work with the Chief Compliance Officer of Dunham Associate Investment Counsel to coordinate and participate in periodic site visits of service providers. A brief biography for Mr. Wagner is included in Appendix B to this Agreement.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, FCS shall be compensated as indicated in the attached Schedule A.

IV. INDEPENDENT CONTRACTOR

FCS shall act as an independent contractor and not as an agent of the Trust and FCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall be appointed by the Trust’s Board as an officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

FCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of FCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by FCS will be favorably received by any regulatory agency.

Though FCS's work may involve analysis of accounting and financial records, at no time will work performed by FCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise. Nor will any work performed by FCS consist of a review of the internal controls of the Trust in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

V. PROPRIETARY INFORMATION

In carrying out its consulting duties, FCS will acquire information of a confidential nature relating to the Trust's business activities and its clients.   FCS hereby agrees to maintain the confidentiality of the Trust’s information and shall not use, publish, or otherwise disclose any information pertaining to the Trust or its Service Providers.

FCS recognizes that the Trust may be subject to the provisions of the Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA"). FCS represents that it is a nonaffiliated third party service provider that is excepted from the Notice and Opt Out Requirements pursuant to the GLBA.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Indemnification of FCS.  The Trust shall on behalf of each applicable Fund, indemnify and hold FCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.  FCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of FCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Trust shall hold FCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or for any action reasonably taken or omitted in good faith reliance on such information.

(b)

Indemnification of the Trust. FCS shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to FCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of FCS’s lack of good faith, gross negligence or willful misconduct with respect to FCS’ performance under or in connection with this Agreement.

(c)

Reliance.  Except to the extent that FCS may be liable pursuant to this Section VI, FCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)

advice of the Trust or of counsel to the Trust;

(ii)

any written instruction or certified copy of any resolution of the Board, and FCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by FCS to have been validly executed; or

(iii)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by FCS to be genuine and to have been signed or presented by the Trust or other proper party or parties.

FCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which FCS reasonably believes in good faith to be genuine.

(d)

Errors of Others ..  FCS shall not be liable for the errors of other Service Providers to the Trust, and errors in information provided by an investment adviser or custodian to the Trust; except for errors due to FCS’ reckless disregard of its duties hereunder.

(e)

Limitation of Shareholder and Trustee Liability.  The Trustees of the Trust and the shareholders of Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and FCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Funds to which FCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the trustees of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

(f)

In the event that FCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which FCS is not a party, FCS shall promptly notify the Trust and shall be reimbursed by the Trust at standard billing rates for FCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein.  If such policy is utilized on the CCO’s behalf, none of the deductible will be payable by FCS.

VII. WARRANTY

FCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

VIII. EFFECTIVE DATE, TERM AND TERMINATION

(a)

Effective Date and Term.  This Agreement shall become effective on the date first above written.  This Agreement shall remain in effect for a period of one year from the date of its effectiveness and subject to approval of the Board of the Trust, including approval by a majority of the Independent Trustees, shall continue in effect for successive twelve-month periods.

(b)

Termination.  After the initial one year term, this Agreement may be terminated upon ninety (90) days prior written notice by either party. During the initial one year term, this Agreement may not be terminated by either party absent a material breach.  Either party shall have 30 days to remedy a material breach. Compensation due FCS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, FCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

(c)

Reimbursement of FCS’s Expenses.  If this Agreement is terminated with respect to a Fund or Funds, FCS shall be entitled to collect from the Trust the amount of all of FCS’s reasonable labor charges and cash disbursements for services in connection with GFS’ activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.  In the event of termination, FCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust.

IX. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

(a) Termination.  If the Board dismisses the Trust’s Chief Compliance Officer (“CCO”), this Agreement will either end immediately or, at the discretion of both parties, FCS may present an alternative CCO for Board consideration and approval to continue CCO duties under this Agreement.  If the Board decides to end the Agreement, then the Trust will pay FCS only for fees and Out of Pocket Expenses accrued up to that point in time when the Board’s new CCO officially assumes responsibility.

(d)

Prevention of Termination.  If FCS wishes to dismiss the CCO under the terms of FCS’s contract with the CCO, then FCS will present its plan of action to the Board prior to taking such action.  Under such circumstances FCS may offer to present another CCO candidate to the Board that would work through FCS.  If the Board approves the new CCO, the contract would continue as amended to reflect the new CCO.  If, the Board chooses to engage its own CCO as a result of FCS dismissing the CCO under this Agreement, the contract with FCS would end, and the Trust would pay FCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially assumes responsibility.

(e)

Change in Compensation:  If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then either the fees paid to FCS by the Trust will increase proportionately or the Trust will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to FCS under this Agreement.  Otherwise, the Board may directly increase the fees paid to FCS via an amendment to this Agreement.  Any attempt by the Board to reduce the salary of the CCO would be contrary to the terms of this Agreement.

(f)

Resignation by CCO:  If the CCO voluntarily resigns, at the discretion of both parties, FCS may present an alternative CCO for Board consideration and approval to continue CCO duties under this Agreement.  If the Board chooses to end it’s relationship with FCS as a result of such voluntary resignation by the CCO, the contract with FCS would end, and the Trust would pay FCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially assumes responsibility.  FCS will make every effort to assist the Board in a smooth transition during this period.

X. MISCELLANEOUS

(a)

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Nebraska.

(c)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)

Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)

Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)

Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:	To FCS:
Jeffrey A. Dunham	Michael J. Wagner
President	President
Dunham Funds	Fund Compliance Services, LLC
10251 Vista Sorrento Parkway, Suite 200	450 Wireless Blvd
San Diego, CA 92121	Hauppauge, NY 11788
1 (858) 964-0500	(631) 470-2604
jeffrey.dunham@dunham.com	MichaelW@geminifund.com

With a copy to:

JoAnn Strasser, Esq.
Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio 45202-4089
Tel: 513-352-6725
Joann.strasser@thompsonhine.com

(i)

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

DUNHAM FUNDS /s/ Jeffrey A. Dunham By: Jeffrey A. Dunham President	FUND COMPLIANCE SERVICES, LLC /s/ Michael J. Wagner By: Michael J. Wagner President

APPENDIX A

COMPENSATION

1) Base Fee – Trust Chief Compliance Officer Services -  $11,500 for the first Fund, and $5,750 for each additional Fund.

The Base Fee under this Agreement will be billed on a calendar quarter basis, in advance.  FCS shall invoice each new Fund of the Trust for a pro-rata share of one-quarter of the annual Base Fee upon commencement of operations of said Fund. The next quarter of this fee will be billed on the first day of each calendar quarter thereafter. The invoices shall be payable by the Trust upon receipt and shall include the amount due and a brief description of the services rendered.

On the anniversary date of this Agreement, each Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the calendar year preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

 plus

2) Out of Pocket Expenses.  Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse FCS for all Out of Pocket Expenses incurred by FCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other FCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally.  An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust upon receipt. Fund-specific Out of Pocket Expenses, such as those stemming from visits to individual Advisers, will be allocated by the Trust to the respective Fund.

APPENDIX B

Michael J. Wagner

450 Wireless Boulevard

Hauppauge, NY 11788

631-470-2604  mikew@fundcompliance.net

            Fund Compliance Services, LLC

             President

             April 2006-

               Responsible for Chief Compliance Officer services to over 80 mutual funds

Gemini Fund Services, LLC – Hauppauge, NY

President

April 2004- March 2006

            Chief Operating Officer

              January 2003- March 2006

•     President, Treasurer and other officer of multiple fund families

•     Attend Board meetings and present materials

•     Created subsidiary company, GemCom, LLC, to provide printing and edgarization services

•     Created subsidiary company, Fund Compliance Services, LLC, to provide CCO and compliance services

•

Responsible for all operating departments including fund accounting, financial and legal administration and transfer agency, supervising approximately 60 professionals

•     Automate portfolio compliance for mutual funds

•     Oversee fund compliance with domestic and international regulatory requirements

•     Implement FundStation.net performance system

•     Coordinate annual audits with independent accountants

•     Supervise launch of multiple fund families

•     Project manager responsible for implementing and overseeing all aspects of fund mergers,

                   acquisitions and consolidations

•     Prepare and review financial statements and board books

•     Member of Securities Valuation Committee for multiple fund families

•     Prepare and present client presentations

Fund Compliance Services, LLC – Hauppauge, NY

President

April 2006- current

            Senior Vice President

              August 2004-March 2006

•     Created to assist fund companies meet rule 38a-1 requirements

•     Review and prepare compliance manuals for multiple fund families

•     Attend Board meetings and present materials

•     Coordinate the services of multiple CCOs

GemCom, LLC – Hauppauge, NY

Vice President

July 2004 – Current

•     Provide Edgar services for regulatory filings

•     Prepare and print financial statements and marketing documents

Orbitex Fund Services (predecessor to Gemini Fund Services)

             Director of Operations

             September 1999- June 2001

             Senior Vice President- Fund Accounting

             July 2001-December 2002

•     Direct implementation of new fund accounting system

•     Coordinate relocation of transfer agency function to Omaha

•     Responsible for client relationship management

•     Manage staff of 20+ plus

•     Orchestrate conversion of mutual funds to Invest One accounting system

•     Y2K project leader for accounting department and design disaster recovery plan

•     Coordinate annual audits with independent accountants

•     Develop and present training seminars for mutual funds

American Data Services (predecessor to Orbitex Fund Services)

Director of Operations

November 1987 – August 1999

•     Prepare financial statements and quarterly board reports

•     Coordinate development of proprietary fund accounting and transfer agency systems

•     Responsible for fund accounting, administration and transfer agency operations

•     Prepared or reviewed all dividend calculations

•     Prepared or reviewed all income and excise tax returns

•     Resolved issues relating to foreign tax reclaims and class action proceeds

•     Responsible for client relationships

Ernst & Young - New York, NY

            Senior Audit Manager

             Audit Manager

             Audit Supervisor

             Audit Senior Accountant

             Audit Staff Accountant

•     Responsible for the audits of many mutual funds, including The Dreyfus Funds

•     Preparation of financial statements and tax returns for mutual fund clients

•     Responsible for audits of other investment vehicles such as closed end funds and UITs

•     Supervised audits and special projects with staffs as large 250

•

Responsible for numerous “high profile” client audits and special projects, including reviews of systems of  internal control

Computer Knowledge

Microsoft Word, PowerPoint  & Excel, PAM, Envision, PAIRS

Education

St. John’s University

Bachelor of Science Degree - May 1972

Graduated Cum Laude

Major:   Accounting

Achievements

Certified Public Accountant in State of New York 1975

Other

            Officer in the United States Army 1972-1978

            Member of the American Institute of Certified Public Accountants

            Member of the New York State Society of Public Accountants (through 2003)